Exhibit 99.1


NEWS ANNOUNCEMENT

CONTACT:
George Leibowitz                                Joseph N. Jaffoni
Senior Vice President                           David C. Collins
203/325-5470                                    Jaffoni & Collins
                                                212/505-3015
I. Joseph Massoud
Director of Corporate Development
203-325-5458

FOR IMMEDIATE RELEASE

                       PETROLEUM HEAT AND POWER CO., INC.

STAMFORD, CT (January 22, 1997) -- Petroleum Heat and Power Co., Inc. ("the Company") (NASDAQ:HEAT) announced today that in connection with the positive initial results of its regionalization efforts, it has adopted a strategy to delever its capital structure and has reaffirmed its commitment to professionalize its management team, thereby enhancing its ability to pursue opportunities offered by that program.

The following four actions are being undertaken as part of that strategy. First, the Company will be offering for sale to institutional investors $30 million of Exchangeable Preferred Stock under rule 144A of the Securities Act. Second, it intends to reduce its annual dividend to $0.30 per share, from the current $0.60 per share. The additional equity and internally generated funds that these two activities will provide will be used to finance the remainder of the Company's operational restructuring, the acquisition of heating oil distributorships on a selective basis, and possibly the reduction of outstanding long-term debt.

Third, the Company has reached an agreement in principal to extend from 1998 to 2002 the final maturity on $60 million of its institutionally held Senior and Subordinated Notes. In conjunction with that extension, $30 million of those Notes will be converted from Subordinated to Senior Debt. As a result of this action, the Company is no longer seeking modifications to certain covenants on its outstanding publicly held Notes.
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Fourth, Thomas M. Isola, the Company's Chief Operating Officer, has been elected to the post of President, reflecting both his role in designing and achieving the initial success of the regionalization and organizational restructuring program, and the role Mr. Isola is expected to play in the Company's achievement of further operating improvements. While historically the Company's growth has come from its heating oil acquisition program, the future success of the Company is expected to result, in large measure, from internal operating and marketing advances, which should also serve to increase the positive financial impact of future acquisitions.

In recognition of this strategy, and based on the anticipated financial results from these actions, members of the Board of Directors, management and certain other major stockholders have also announced their intention to reinvest the cash dividends received on approximately 3.5 million common shares through the Company's dividend reinvestment program.

Finally, the Company announced today preliminary 1996 year end results. Retail heating oil volume is expected to be an estimated 455.0 gallons to 457.0 gallons, with EBITDA (excluding charges related to the Company's operational restructuring program and accounting for the Company's investment in Star Gas on an equity basis, including four quarters of cash distribution from Star Gas) of $46.0 million to $49.0 million.

In commenting on these events, Irik P. Sevin, Chairman and CEO said:

"In the fourth quarter of 1996, the first winter quarter following implementation of the regionalization program in Long Island, that region's oil delivery, repair and maintenance activity and customer attrition statistics all improved 5% to 15%, as compared with the same period in 1995. We are, of course, very pleased with these initial results. However, what is probably more important is that they suggest that the significant changes in how Petro conducts and manages its business can produce very attractive improvements in the Company's
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operating and marketing performance. These changes should not only improve the
Company's existing operations, but should also enable the Company's acquisitions to become increasingly accretive. I also believe that our decision to pursue the deleveraging of our Company and to adjust our common stock dividend will provide us with the financial flexibility to more effectively capitalize on the opportunities available to the Company.

While I am disappointed with the effect of December's extremely warm Northeast weather on 1996 results, I believe that the fourth quarter's operating results on Long Island suggest that the Company's fundamental operating strategy is sound and that the Company is very well positioned for the future. I am personally very excited about the promotion of Tom Isola to the position of President. Tom has worked hard at sensitively transitioning the Company from an entrepreneurial enterprise to a professionally managed business, while combining the best features of both management styles. This promotion further serves to ensure the Company's commitment to full implementation of its operational restructuring."

Petroleum Heat and Power Co., Inc., is the largest retail distributor of home heating oil in the nation, serving approximately 400,000 customers in the Northeast and Mid-Atlantic states, including the metropolitan areas of Boston, Providence, Hartford, Baltimore, New York and Washington, D.C. Through its investment in Star Gas Partners, L.P. (NASDAQ:SGASZ), Petro has a major presence in the propane distribution industry, serving 150,000 customers in 14 states through 67 branches in the Midwest and Northeast.

The Exchangeable Preferred Stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.